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                                                                   Exhibit 10.27


               PRIVATE LABEL INTERNET SERVICE PROVIDER AGREEMENT

     This Agreement is entered into on December 14, 1999, by and between Towne Services, Inc., a Georgia corporation, located at 3950 Johns Creek Court, Suite 100, Suwanee, Georgia, 30024 ("Licensee"), and Lynxus, Inc., a Delaware corporation located at 99 Krog Street, Atlanta, Georgia 30307 ("Licensor").

                                   BACKGROUND

     A. Licensor is an Internet Service Provider with facilities to provide access to an internet server network, and with all rights to certain internet access software that enables subscribers to access information and services on the "world wide web."

     B. Licensee wishes to engage Licensor to provide a facility for the delivery and maintenance of internet access, to deliver and maintain such Internet access, and to license to Licensee the right to market and sell internet subscriptions to its customers as the internet access provider under its exclusive "private label brand."

     C. Licensor and Licensee desire to enter into an Agreement by which Licensor will provide the above-referenced services and by which Licensee will be authorized to distribute Licensor's internet Access Software, specifically customized by Licensor for distribution by Licensee to its customers according to the terms and conditions of this Agreement.

     NOW THEREFORE, the parties hereby agree as follows:

     1. DEFINITIONS.

          a. Access Software means the Licensor's Internet installation software product either embodied on CD-ROM or available on-line, including all subsequent versions thereof provided to Licensee and its End Users pursuant to this Agreement.

          b. Documentation means a digital version of the collateral materials normally provided by Licensor to End Users for use of the Access Software (such as instruction/users manuals, data sheets, and registration forms).

          c. Intellectual Property Rights means patent, copyright, trade secret, and any other intellectual property rights related to Access Software and Documentation.

          d. End User means a customer who acquires or downloads a copy of the Access Software and Documentation as part of a Product and solely for the End User's internal purposes and not for resale or redistribution.

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          e.   End-User Agreement means a digital version of the license
agreement attached hereto as Exhibit "A" that governs the use of the Access Software by End Users and which must be accepted online by an End User before such End User is permitted to download the Access Software and Documentation.

          f. Product means a CD-ROM or electronically transmitted file containing a copy of the Access Software and Documentation, digitally signed by Licensor.

          g.   License Terms means the terms in Section 2 below.

          h. Territory means all areas within the United States that are subject to the Lynxus Network.

     2.   SERVICE AND LICENSE TERMS

          a. Licensor will provide services for the interconnection of End Users with the Internet ("Internet Services"). Licensor agrees that the Internet Services provided to End Users will (i) be on a "private label" basis and (ii) be of a quality usual and customary in the industry for similarly situated companies; any failure by Licensor to meet this standard shall constitute a material breach of this Agreement.

          b. Access Software License. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee a non-exclusive, nontransferable, license to distribute the Access Software to End Users within the Territory, provided that Licensee

               (i) Only distributes and sublicenses the Access Software as supplied by Licensor,

               (ii) Does not distribute Access Software to any End User who has not entered into an End User Agreement.

          c. Restrictions On Use. The foregoing license grant shall be subject to the following restrictions:

          Licensee will not:

               (i) Reverse engineer, reverse compile, or disassemble the Access Software, except as permitted by law;

               (ii) Copy or otherwise reproduce the Access Software in whole or in part; or

               (iii) Modify the Access Software in any manner.

     d. Licensing Relationship. The Access Software is licensed, not sold, by Licensor to Licensee, and nothing in this Agreement will be interpreted or construed
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as a sale or purchase of the Access Software. Further, any distribution or delivery of the Access Software by Licensee to any End User will be by license, and not by sale.

     e. Rights Reserved to Licensor. Licensee acknowledges that the Access Software and Documentation are the property of Licensor and the Licensee has no rights in the foregoing except those expressly granted by this Agreement. Nothing herein shall be construed as restricting Licensor's rights to sell, lease, license, modify, publish, or otherwise distribute the Access Software or Documentation, in whole or in part, to any other person.

   3. LICENSE RIGHTS.

     a. Licensee acknowledges and agrees that Lynxus, Inc. is the owner and developer of both the internet server network and the intellectual property that Licensor has the right and authority to license to Licensee hereunder and that Lynxus, Inc. has the right to seek legal recourse directly against Licensee for violation or breach of the terms of the license granted in this Agreement.

   4. ON-LINE DISTRIBUTION BY LICENSEE

     a. Licensing. Prior to any online transmission or distribution of the Product to a potential End User, and as a precondition to any transmission or distribution of the Product, Licensee must provide an online display of the End-User Agreement to such person in a manner (a) that notifies the potential End User of the terms of the End-User Agreement, and (b) that requires an affirmative act by such person to clearly indicate acceptance of, and agreement to be bound by, the terms of the End-User Agreement.

     b. Versions. Licensee agrees to distribute only the most recent versions of the Product as supplied by the Licensor.

   5. LICENSEE MARKETING OBLIGATIONS

     a. Making Efforts. Licensee will use reasonable efforts to market, promote, and distribute the Access Software and Documentation to its customers. Licensee agrees to accurately advise potential End Users on the specifications, selection, use, and functionality of the Access Software in accordance with the Documentation.

     b. Statements Regarding Access Software. Licensee will not make any statement about the technical features or capabilities of the Access Software in any advertisement or other marketing materials beyond information provided to Licensee by Licensor. Licensee will first obtain the written approval of Licensor prior to publishing such an advertisement or material.


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               c. Cost of Distribution. All costs relating to the promotion, marketing, and distribution of the Product shall be borne by Licensee.

               d. Prices. Subject to minimum subscription charges established by Licensor, as set out in Section 11, below, Licensee shall have sole discretion to set the license fee charged to End Users for the Product.

    6.         LICENSEE'S DELIVERY OBLIGATIONS

               By no later than 30 days after the execution of this Agreement, Licensee shall deliver to Licensor the following:

               (i) A domain name which Licensee has established through INTERNIC;

               (ii) Such proprietary marks of Licensee to be integrated into Access Software to provide brand identification with the Licensee, including Trademarks, logos and derivations, names, slogans, commercial symbols, and other Intellectual Property, including copyrights, and all artwork to be placed on the shipping labels and diskette containing the Product, which Vendor may employ in connection with the custom designed Access Software;

               (iii) The Licensee's IP addressing and applicable RADIUS information identified by Licensee for inclusion in the Product.

    7.         LICENSOR'S DELIVERY OBLIGATIONS.

               a. Initial Deliverables. Licensor will deliver the current version of the Access Software as customized and Documentation to Licensee within 10 days after receipt of materials specified in Section 6. Upon such delivery, Licensee shall have the right to deliver the Access Software to End Users, and Licensor shall have the obligation to provide the Internet Services to End Users as provided hereunder.

               b. Each Product installation package will afford End Users the choice of unfiltered Internet access with total accessibility to the World Wide Web or filtered Internet access that provides an internet "filter" to block users access to a comprehensive array of violent, pornographic, and other unsuitable websites to the fullest extent practicable.

               c. New Versions. Licensor shall provide Licensee with copies of all new releases, updates, or revisions of the Access Software and Documentation within a reasonable time after each such release is made generally available by Licensor. Licensor will notify Licensee of its plans for each new release, update, or revision of the Access Software or Documentation within a reasonable time prior to such release.

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     8.   LICENSOR'S SUPPORT OBLIGATIONS

          a. Support for End Users. Licensor will provide support to End Users of the Access Software to be distributed hereunder, according to its then current published Access Software support policy.

          b. Support for Licensees. Licensor will give Licensee, without charge, technical information, current maintenance documentation, and telephone assistance to enable Licensee to effectively distribute the Access Software. Licensee is not entitled to source code for the Access Software. In addition, Licensor will:

               (i) Maintain the entire network and provide technical upgrades in a timely manner.

               (ii) At additional cost, Licensor will provide technical support to End Users on a separate toll free number dedicated to Licensee.

                    (a) Licensor will integrate the Licensee toll free number into Licensor's switch to facilitate personalized call handling at no charge to Licensee.

                    (b)  No monthly minimum usage charges will be assessed.

                    (c) All calls will be tracked and billed to Licensee 12 cents/minute. THIS COST IS WAIVED.

                    (d) Licensor will provide detailed monthly billing reports and analysis of calls.

     9.   LICENSOR WARRANTIES

          a. Authority. Licensor represents that it has the right and authority to enter into this Agreement and to grant to Licensee the rights to the Access Software and Documentation granted in this Agreement.

          b. Non-infringement. Licensor warrants to Licensee that the installation, transmission, and distribution of the Access Software and Documentation by Licensee according to this Agreement and that promotion and marketing thereof will not infringe or misappropriate the proprietary rights of any third party.

          c. End-User Warranties. Warranties for the End Users of the Access Software, if any, will be specified in the End-User Agreement. Licensee is not authorized to make any other warranties on Licensor's behalf.

          d. DISCLAIMER. EXCEPT AS OTHERWISE SET FORTH HEREIN, THE FOREGOING ARE THE ONLY WARRANTIES MADE BY LICENSOR. LICENSOR SPECIFICALLY DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR
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IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF
MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

     10.  LICENSEE WARRANTIES

          a. AUTHORITY. Licensee represents that it has the right and authority to enter into this Agreement.

          b. NON-INFRINGEMENT. Licensee warrants to Licensor that it owns or has the right to use print, publish, display and perform all such proprietary marks of Licensee to be integrated into Access Software to provide brand identification with the Licensee, including trademarks, logos and derivations, names, slogans, commercial symbols, and other Intellectual Property, including copyrights, and all artwork to be placed on the shipping labels and diskette containing the Product, which Licensor may employ in connection with the custom designed Access Software and that the publication, use, promotion, and marketing thereof will not infringe or misappropriate the proprietary rights of any third party.

     11.  FEES AND PAYMENTS

          a.   SET-UP, LICENSING AND INSTALLATION COSTS

               (i)   Initial Buildout. License Fee for OEM sublicense:
$3,500.00.

               (ii) Lynxus will create the master disc at an initial quantity of 20 discs to be installed by Towne Services on a pre-loaded basis.

               The total sum of $3,500 is due and payable upon execution of this agreement.

               (iii) Installation disks required for end-user installation will be replicated from the master disc at a cost of $0.80 per disc with a minimum of 5,000 per order.

          b.   END USER SUBSCRIPTION COSTS

               (i) Setup and installation fee per each new pre-loaded subscriber by Towne Services: $0.00

               (ii)  Total Monthly Recurring Cost (MRC)

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          (a)  Monthly Recurring Costs (MRCs) as indicated below will apply for all new Licensee Accounts.

               1) Per user per month per subscribing End User for monthly paid accounts.

                    1 - 1,000 subscribers         $13.00
                    1,001 - 2,500 subscribers     $12.50
                    2,501 - 5,000 subscribers     $12.00
                    5,001 + subscribers           $11.50

          (b) Remote Access to the network is provided to subscribers when outside of the Lynxus network local dial area via 8XX (800/888/877) numbers at a cost of $0.07 per minute. Detailed billing is provided which includes date, time of day, and call duration.

          (c) Licensor will submit invoice(s) to Licensee for MRCs due on a monthly basis, including information detail sufficient for Licensee to allocate MRC fees according to End User, provided in an electronic format mutually agreeable to Licensor and Licensee. Licensee agrees to remit payment for monthly invoices within 30 days of receipt of invoice.

     c. End User Technical Support

        (i) End User technical support: billed at 0.00 cents per minute for all support calls.

     d.

     f. Books and Records. Licensee agrees to maintain adequate books and records relating to End-Users' account status utilizing the itemized statement of End-User subscribers referred to in the preceding Paragraph. Such books and records shall be available at their place of keeping for Licensor or its representative for the purpose of determining whether the correct Commissions have been paid to Licensee according to the terms of this Agreement and whether Licensee has otherwise complied with the terms of this Agreement.


12.  CONFIDENTIALITY

     Each party acknowledges that it may be exposed to certain information that is the confidential and proprietary information of the other party ("Owner") and that is not generally known to the public ("Confidential Information"). Recipient agrees that it will take appropriate steps to protect such Confidential Information form unauthorized disclosure, that it will not disclose such information to any third party, and that it will not use any Confidential Information (other than as authorized by this Agreement) without prior written consent of Owner. Recipient's obligations with respect to Confidential Information shall continue for the shorter of three (3) years from the date of termination
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of this Agreement or until such information becomes publicly known other than by breach of this Agreement by Recipient.

     13.  Licensee Trademarks

          a. Use. Licensor shall include copies of the Licensee's trademarks and other proprietary rights legends ("Licensee Trademarks") on its internet Website, in the manner specified by Licensee form time to time in writing. Licensor acknowledges that the Licensee Trademarks are owned solely and exclusively by Licensee and agrees to use the Licensee Trademarks only in the form and manner (with appropriate legends) prescribed by Licensee. Licensor agrees to mark all advertising and other uses of the Licensee Trademarks with a legend indicating that the Licensee Trademarks are the property of the Licensee.

          b. Licensor Review. From time to time as Licensor shall reasonably request, Licensee shall furnish to Licensor for its examination a copy of all advertising, brochures, and other materials, in electronic or written form, used to market or distribute the Product.

     14.  INDEMNIFICATION

          a. By Licensor. Licensor will defend, indemnify, and hold Licensee harmless from and against any and all liabilities, losses, damages, costs, and expenses (including legal fees and expenses) associated with any claim or action brought against Licensee for actual or alleged infringement of any U.S. patent, copyright, trademark, service mark, trade secret, or other property right based on the distribution, license, or use of the Access Software or Documentation according to this Agreement, provided that Licensee promptly notifies Licensor in writing of the claim and allows Licensor to control, and fully cooperates with Licensor in, the defense and all related settlement negotiations. Licensor shall have no liability for any settlement or compromise made without its consent. Upon notice of an alleged infringement, or upon Licensor's conclusion that such a claim is likely, Licensor shall have the right, at its option, to obtain the right for Licensee to continue to exercise the rights granted under this Agreement, substitute other computer Access Software with similar operating capabilities, or modify the Access Software so that it is no longer infringing.

          b. By Licensee. Licensee shall indemnify and hold Licensor harmless from and against any and all liabilities, losses, damages, costs, and expenses (including legal fees and expenses) associated with any claim or action brought against Licensor that may arise from Licensee's improper or unauthorized marketing, or distribution, including claims based on representations, warranties, or misrepresentations made by Licensee; provided that Licensor promptly notifies Licensee in writing of the claim and allows Licensee to control, and fully cooperates with Licensee in, the defense and all related settlement negotiations. Licensee shall have no liability for any settlement or compromise without its consent.

     15.  LIMITATION OF LIABILITY
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EACH PARTY'S LIABILITY HEREUNDER SHALL BE LIMITED TO DIRECT DAMAGES. IN NO
EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER FOR INCIDENTAL, INDIRECT, SPECIAL, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS) SUFFERED BY THE OTHER PARTY, EVEN IF SUCH PARTY HAS PREVIOUSLY BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

     16.  TERM AND TERMINATION.

          a. Term. This Agreement will continue in effect for three (3) years from the date hereof ("Initial Term"). Upon expiration of the Initial Term and each Renewal Term thereafter, this Agreement will be automatically renewed for an additional one (1) year term ("Renewal Term") unless terminated by either party upon thirty (30) days notice prior to the expiration of the Initial Term or any Renewal Term.

          b. Termination. Licensee may terminate this Agreement at any time prior to the end of Term upon thirty (30) days written notice.

          c. Effect on End Users. Termination by either party will not affect the rights of any End User under the terms of the End-User Agreement.

     17.  GENERAL PROVISIONS

          a. Assignment. This Agreement may not be assigned by either party by operation of law to any other person, firm or corporation without the express written approval of Licensor.

          b. Notices. All notices and demands hereunder shall be in writing and shall be served by personal service or by mail at the address of the receiving party set forth in this Agreement (or at such different address as may be designated by such party by written notice to the other party). All notices or demands by mail shall be by certified or registered mail, return receipt requested, or by nationally recognized private express courier and shall be deemed complete upon receipt.

          c. Governing Law. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Georgia.

          d. Relationship of the Parties. Each party is acting as an independent contractor and not as an agent, partner, or joint venturer with the other party for any purpose. Except as provided in this Agreement, neither party shall have any right, power, or authority to act or to create any obligation, express, or implied, on behalf of the other.

          e. Force Majeure. Neither party shall be responsible for delays or failure of performance resulting from acts beyond the reasonable control of such party. Such acts shall include, but not be limited to, acts of God, strikes, walkouts, riots, acts of
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war, epidemics, failure of suppliers to perform, governmental regulations, power failures, earthquakes, or other disasters.

     f. Survival Of Certain Provisions. The indemnification and confidentiality obligations specified in the Agreement shall survive the termination of the Agreement by either party for any reason.

     g. Headings. The titles and headings of the various sections and paragraphs in this Agreement are intended solely for reference and are not intended for any other purpose whatsoever or to explain modify, or place any construction on any of the provisions of this Agreement.

     h. All Amendments In Writing. No provisions in either party's purchase orders, or in any other business form employed by either party, will supercede the terms and conditions of this Agreement, and no supplement, modification, or amendment of this Agreement shall be binding, unless executed in writing by a duly authorized representative of each party to this Agreement.

     i. Entire Agreement. The parties have read this Agreement and agree to be bound by its terms, and further agree that it constitutes the complete and entire agreement of the parties and supercedes all previous communications, oral and written, between them relating to the license and to the subject matter hereof. No representations or statements of any kind made by either party that are not expressly stated herein shall be binding on such party.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date specified above.

LICENSOR:                               LICENSEE:

Lynxus, Inc.                            Towne Services, Inc.


By: /s/ J. Ebij                         By: /s/ Bruce F. Lowthers
    ----------------------                   ---------------------

Title: CEO Lynxus, Inc.                 Title: Bruce F. Lowthers, CFO
       -------------------                     ----------------------


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INTERNET SERVICE AGREEMENT

1. PROVISION OF SERVICES. I understand and agree that, subject to the terms and conditions of this Agreement, [PROVIDER] shall provide me with certain Internet access and web site hosting services. I understand and agree that I am fully responsible for the use of such services by me or anyone whom I permit to use my account, and that [PROVIDER] reserves the right to terminate my account at any time, for any reason.

2. MY OBLIGATIONS. I understand that I am responsible for determining whether a [PROVIDER] telephone number is within my local calling area, and that I am responsible for any long distance charges I may incur in connecting to [PROVIDER]. If I am using one of [PROVIDER's] unlimited plans, I agree not to provide any public information service over this connection, not to use any automatic method to avoid inactivity disconnect, and to keep the connection active only when I am actively using it. I understand that I may cancel my account at any time effective the end of that billing cycle. If I am not satisfied and wish to cancel my account within thirty days of the day [PROVIDER] activates my account, I may do so and receive a full refund of all money paid. I understand that [PROVIDER] may change its prices from time to time, and that I will be provided with 15 days written or electronic mail notice of any such changes.

4. APPROPRIATE USE OF SERVICES. I agree to maintain my password as private and confidential information. I agree to use my [PROVIDER] account in a way that conforms with all applicable laws and regulations. I specifically agree not to make any attempt to gain unauthorized access to any systems or networks. I agree that I will not use the [PROVIDER] services (including any web site I establish on [PROVIDER's] server) or the [PROVIDER] web site to publish, post, distribute, or disseminate another's proprietary information, including trademarks or copyrighted information, without express authorization of the rights holder. I understand and agree that [PROVIDER] reserves the right to immediately remove (with or without terminating my account) from my account or any web sites I establish on [PROVIDER's]] server any material or information which infringes another's property rights.

5. Security. I understand that the information available through [Provider] or interconnecting networks may not be accurate, including the content displayed on the [PROVIDER] Desktop. I understand that internetworking communications are not secure, and may be subject to interception or loss. [PROVIDER] makes no warranties of any kind, whether expresses, implied or statutory concerning the data or information available through the [PROVIDER] network.

6. WARRANTY DISCLAIMER. I understand the use of my [PROVIDER] account, and any data of information accessed using that account, will be completely at my own risk. I understand that the cumulative liability of [PROVIDER] for any and all claims relating to the service provided by [PROVIDER], in contract, tort, or otherwise, shall not
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exceed that total amount of the basic service fees paid to [PROVIDER] for services within the prior year. I agree that [PROVIDER] shall have no liability for any consequential, indirect special or incidental damages regardless of the success or effectiveness of other remedies.

7. INDEMNIFICATION. I agree to defend, indemnify and hold [PROVIDER] harmless and its affiliates harmless from any and all liabilities, costs, and expenses, including reasonable attorney's fees, related to or arising from, any violation of this agreement by me or those who access the services through my account, or the use of the services or the internet and the placement or transmission of any message, information, software, audio files or other materials on the Internet by me or by those who have access to the services through my account.

8. TERMINATION. I understand that [PROVIDER] reserves the right to terminate my account at any time for any reason, including, but not limited to, my failure to abide by the terms of this agreement or my failure to pay any fees or charges when due. If my account is inactivated, I may be required to pay reconnect charges and a prepaid deposit in order to re-active my account. If my account includes space on [PROVIDER's] server, anything stored in this space will be deleted upon inactivation. I understand that violation of certain generally accepted guidelines on Internet usage, such as restrictions on mass e-mailings and mass advertising, or posting to inappropriate newsgroups, may cause severe operating difficulties for [PROVIDER], and would be a likely cause for termination of my account. More detail of violations can be found in the [PROVIDER] Policy on Appropriate Use as may be available via a link on the [PROVIDER] home page at http://www.[PROVIDER].net/ and by any other policies posted on the [PROVIDER] web site.

9. LAW AND JURISDICTION. I understand and agree the laws of the State of Georgia govern these Terms of Service and my [PROVIDER] account. I expressly agree that exclusive jurisdiction for any claim or dispute with [PROVIDER] or relating in any way to my account or my use of [PROVIDER] resides in the courts of Georgia. I further agree and expressly consent to the exercise of personal jurisdiction in the courts of Georgia in connection with any such dispute, including any claim involving [PROVIDER] or its affiliates, subsidiaries, employees, contractors, officers, or directors.

10. COMPLETE AGREEMENT: AMENDMENTS. This agreement represents the complete agreement between [PROVIDER] and myself with respect to the subject matter of this Agreement, and supersedes any other written or oral agreement. I understand and agree that [PROVIDER] may amend or modify this agreement or impose new conditions at any time. Any use of [PROVIDER's] services shall be deemed to constitute acceptance by me of the then-current service agreement (including any amendments, modification, or new conditions) as published and made available via a link on the [PROVIDER] home page at http://www.[PROVIDER].net/.